SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                             |X|
Filed by a Party other than the Registrant          |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                DOCUMENTUM INC.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.    Title of each class of securities to which transaction applies:

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2.    Aggregate number of securities to which transaction applies:

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3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.    Proposed maximum aggregate value of transaction:

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5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.    Amount Previously Paid:

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9.    Date Filed:

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

                                     [LOGO]
                            6801 Koll Center Parkway
                              Pleasanton, CA 94566

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2000

TO THE STOCKHOLDERS OF DOCUMENTUM, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DOCUMENTUM, INC., a Delaware corporation (the "Company"), will be held on Thursday, May 25, 2000 at 10:00 a.m. local time at the Company's corporate headquarters, 6801 Koll Center Parkway, Pleasanton, California 94566 for the following purposes:

1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

2. To approve the Company's 1993 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares.

3. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 250,000 shares and to add provisions to automatically increase the number of shares reserved under such plan on an annual basis.

4. To approve the Company's 1995 Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

5. To ratify the selection of Arthur Andersen, LLP as independent public accountants of the Company for its fiscal year ending December 31, 2000.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on March 31, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        [FACSIMILE SIGNATURE]


                                        /s/ Mark Tanoury
                                        Mark Tanoury
                                        Secretary

Pleasanton, California
APRIL 20, 2000

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      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
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

                                     [LOGO]
                            6801 Koll Center Parkway
                              Pleasanton, CA 94566

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 25, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of Documentum, Inc., a Delaware corporation ("Documentum" or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 25, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 6801 Koll Center Parkway, Pleasanton, California 94566. The Company intends to mail this proxy statement and accompanying proxy card on or about April 20, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Corporate Investor Communications, Inc ("CIC"). No additional compensation will be paid to directors, officers or other regular employees for such services. CIC will be paid its customary fee, estimated to be about $7,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

      Only holders of record of Common Stock at the close of business on March 31, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2000 the Company had outstanding and entitled to vote 17,542,340 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 6801 Koll Center Parkway, Pleasanton, California 94566, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

      The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 21, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

      The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2000. One of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. The other nominee for election is currently a director of the Company who was not previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

Michael Pehl

      Michael Pehl, age 39, has served as a director of the Company since January 2000. Mr. Pehl has been chief operating officer and a director of Razorfish, a company that provides strategic, creative and technology solutions to digital businesses, since November 1999. From July 1996 through October 1999, Mr. Pehl was chairman and CEO of iCube, which was acquired by Razorfish. Prior to iCube, Mr. Pehl was a founder of International Consulting Solutions, a SAP implementation and business process consultancy.

Edward J. Zander

      Edward J. Zander, age 53, has served as a director of the Company since July 1995. Mr. Zander has been President and Chief Operating Officer of Sun Microsystems, Inc., a network computing systems company ("Sun"), since January 1998. From February 1995 until January 1998, Mr. Zander was President of Sun Microsystems Computer Company, a subsidiary of Sun. From January 1991 to February 1995, Mr. Zander was President of SunSoft, Inc., the software subsidiary of Sun. From October 1987 to January 1991, Mr. Zander was Vice President of Marketing of Sun. Mr. Zander received his M.B.A. from Boston University and his B.S. in Electrical Engineering from the Rensselaer Polytechnic Institute.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

Geoffrey A. Moore

      Geoffrey A. Moore, age 53, has served as a director of the Company since March 1998. Since 1992, Mr. Moore has served as the chairman, founder and a principal of The Chasm Group, a consulting services company focusing on high technology clients. He is also a Venture Partner with Mohr Davidow Ventures, a California-based venture capital firm. Mr. Moore has written several books, including Crossing the Chasm, published in 1991, Inside the Tornado, published in 1995 and The Gorilla Game, published in 1998. Prior to founding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a marketing and communications company focused on high technology clients. Prior to that, he held various executive sales and marketing positions at three different software companies: Rand Information Systems, Enhansys and Mitem. Mr. Moore is also a director of several privately held companies. Mr. Moore received his Ph.D. in literature from the University of Washington and his bachelor's degree in literature from Stanford University.

Gary M. Banks

      Gary M. Banks, age 49, has served as a director of the Company since March 1999. Since October 1999, Mr. Banks has been vice president and chief information officer of Sithe Energies, an electricity generation and trading company in New York. From July 1998 to July 1999, he was vice president and chief information officer for Xerox Corporation, a manufacturing company. From June 1992 to July 1998, Mr. Banks served as Director MIS for the agricultural division of Monsanto Inc., a life sciences company ("Monsanto"). Before joining Monsanto, he spent 15 years with Bristol-Myers Squibb Company, a pharmaceutical company, as Director MIS. Mr. Banks received his bachelor's degree in mathematics from Tulane University, his master's degree in mathematics from the University of Pennsylvania and his master's degree in operations research from the Columbia University School of Engineering.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

Jeffrey A. Miller

      Jeffrey A. Miller, age 49, has served as the Company's President, Chief Executive Officer and member of the Board of Directors since July 1993. From April 1991 to March 1993, Mr. Miller was a division president at Cadence Design Systems, Inc., a supplier of electronic design automation software. From February 1983 to April 1991, Mr. Miller was Vice President and General Manager and Vice President of Marketing of Adaptec, Inc., a supplier of computer input/output controllers. Prior to that, Mr. Miller held various positions at Intel Corporation, a manufacturer of semiconductor components. Mr. Miller received his M.B.A. and B.S. in Electrical Engineering and Computer Science from Santa Clara University.

Robert V. Adams

      Robert V. Adams, age 68, has served as Chairman of the Board of the Company since its inception in January 1990. Since September 1999, he has served as the President of Adams Capital Management, a private investment and venture capital organization. From March 1989 to September 1999, Mr. Adams served as the President of Xerox Technology Ventures, a venture capital unit of Xerox Corporation. Mr. Adams is also a director of Tekelec, Encad, Inc. and Peerless Systems Corporation. Mr. Adams received his M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering from Purdue University.

BOARD COMMITTEES AND MEETINGS

      During the fiscal year ended December 31, 1999, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

      The Audit Committee meets with the Company's independent public accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent public accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is currently composed of two non-employee directors: Mr. Adams and Mr. Banks. It met six times during such fiscal year.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of two non-employee directors: Mr. Pehl and Mr. Zander. It met one time during such fiscal year.

      During the fiscal year ended December 31, 1999, all directors except Geoffrey A. Moore and Edward J. Zander attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2

             APPROVAL OF THE 1993 EQUITY INCENTIVE PLAN, AS AMENDED

      In 1993, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1993 Equity Incentive Plan (the "1993 Plan"). As a result of a series of amendments, there are 5,800,138 shares of the Company's Common Stock authorized for issuance under the 1993 Plan.

      At December 31, 1999, options (net of canceled or expired options) covering an aggregate of 4,243,430 shares of the Company's Common Stock had been granted under the 1993 Plan, and only 1,556,708 shares (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the 1993 Plan. During the last fiscal year, under the 1993 Plan, the Company has granted to all executive officers as a group options to purchase 450,943 shares at exercise prices of $12.563 to $16.00 per share, and no grants to any other employees or consultants.

      In February 2000, the Board approved an amendment to the 1993 Plan, subject to stockholder approval, increasing the number of shares authorized for issuance under the 1993 Plan from a total of 5,800,138 shares to 6,300,138 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

      In October 1996, the Board adopted the Company's 1996 Non-Officer Equity Incentive Plan (the "Non-Officer Plan"). As a result of a series of amendments, there are currently 4,335,000 shares authorized for issuance under the Non-Officer Plan. At December 31, 1999, options (net of cancelled or expired options) covering an aggregate of 3,822,620 shares of the Company's Common Stock had been granted under the Non-Officer Plan, and only 512,380 shares (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the Non-Officer Plan. During the last fiscal year, under the Non-Officer Plan, the Company has granted (i) to all employees and consultants (excluding executive officers) as a group, options to purchase 2,401,570 shares at exercise prices of between $9.50 and $49.75 per share and (ii) to David DeWalt, who at the time of his grant was not an executive officer, options to purchase 125,000 shares at an exercise price of $14.625 per share.

      On July 16, 1998, the Company acquired Relevance Technologies, Inc. ("Relevance"). In connection with the acquisition of Relevance, the Company assumed each outstanding Relevance option in accordance with the terms of such option. At December 31, 1999, options (net of exercised, cancelled or expired options) covering an aggregate of 31,428 shares of the Company's Common Stock are outstanding pursuant to the assumption of the Relevance options.

      Stockholders are requested in this Proposal 2 to approve the 1993 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1993 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 1993 Plan are outlined below:

General

      The 1993 Plan provides for the grant of (i) both incentive and nonstatutory stock options, (ii) stock bonuses, (iii) rights to purchase restricted stock, and (iv) stock appreciation rights (collectively, "Stock Awards"). Incentive stock options granted under the 1993 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1993 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of Stock Awards.

Purpose

      The 1993 Plan was adopted to provide a means by which selected directors and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

Administration

      The 1993 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1993 Plan and, subject to the provisions of the 1993 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an independent stock appreciation right; and the number of shares with respect to which a Stock Award shall be granted to each such person. The Board of Directors is authorized to delegate administration of the 1993 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1993 Plan to the Compensation Committee of the Board. As used herein with respect to the 1993 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be "outside directors." The 1993 Plan provides that, in the Board's discretion, directors serving on the Committee will also be "outside directors" within the meaning of
Section 162(m) of the Code. This limitation would exclude from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company,
(iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m) of the Code. The Company's Compensation Committee is currently composed of two "outside directors."

Eligibility

      Incentive stock options and stock appreciation rights related to incentive stock options may be granted under the 1993 Plan only to selected employees (including officers and directors who are employees) of the Company and its affiliates. Stock Awards other than incentive stock options and such stock appreciation rights under the 1993 Plan may be granted to employees, directors and consultants. Directors who administer the 1993 Plan may not receive options under the 1993 Plan during the period of their service as administrators or during the one-year period prior to their service as administrators of the 1993 Plan.

      No incentive stock option may be granted under the 1993 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1993 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

      The 1993 Plan includes a per-individual, per-calendar year limitation equal to 1,000,000 shares of Common Stock. This limitation generally permits the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1993 Plan. To date, the Company has not granted to any employee in any calendar year options to purchase a number of shares equal to or in excess of the limitation.

Stock Subject To The 1993 Plan

      If any Stock Award granted under the 1993 Plan expires or otherwise terminates without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1993 Plan.

Terms Of Options

      The following is a description of the permissible terms of options under the 1993 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options under the 1993 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1993 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." At December 31, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $59.875 per share.

      In the event of a decline in the value of the Company' s Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m) of the Code, an option repriced under the 1993 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 1,000,000 share limitation.

      The exercise price of options granted under the 1993 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company, or (ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

      Option Exercise. Options granted under the 1993 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1993 Plan typically vest at the rate of 25% on the first anniversary of the date of grant and 1/48th at the end of each month-long period thereafter during the optionee's employment or services as a consultant or director. Shares covered by options granted in the future under the 1993 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1993 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee's continuous service to the Company and its affiliates terminate before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

      Term. The maximum term of options under the 1993 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1993 Plan generally terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless: (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

Terms Of Stock Bonuses And Purchases Of Restricted Stock

The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the 1993 Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

      Purchase Price. The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement. Notwithstanding the foregoing, the Board may determine that eligible participants in the 1993 Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

      Consideration. The purchase price of stock acquired pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase;
(ii) at the discretion of the Board or the Compensation Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

      Vesting. Shares of stock sold or awarded under the 1993 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

      Termination of Employment or Relationship as a Director or Consultant. In the event a participant's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

Stock Appreciation Rights

      The three types of Stock Appreciation Rights that are authorized for issuance under the 1993 Plan are as follows:

      Tandem Stock Appreciation Rights. Tandem stock appreciation rights may be granted appurtenant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem stock appreciation rights require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. The appreciation distribution payable on the exercised tandem right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the option surrender) in an amount up to the excess of (i) the fair market value (on the date of the option surrender) of the number of shares of stock covered by that portion of the surrendered option in which the optionee is vested over (ii) the aggregate exercise price payable for such vested shares.

      Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights may be granted appurtenant to an option and may apply to all or any portion of the shares of stock subject to the underlying option and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. A concurrent right is exercised automatically at the same time the underlying option is exercised with respect to the particular shares of stock to which the concurrent right pertains. The appreciation distribution payable on an exercised concurrent right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the concurrent right) in an amount equal to such portion as shall be determined by the Board at the time of the grant of the excess of (i) the aggregate fair market value (on the date of the exercise of the concurrent right) of the vested shares of stock purchased under the underlying option which have concurrent rights appurtenant to them over (ii) the aggregate exercise price paid for such shares.

      Independent Stock Appreciation Rights. Independent stock appreciation rights may be granted independently of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options. The appreciation distribution payable on an exercised independent right may not be greater than an amount equal to the excess of (i) the aggregate fair market value (on the date of the exercise of the independent right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (ii) the aggregate fair market value (on the date of the grant of the independent right) of such number of shares of Company stock. The appreciation distribution payable on the exercised independent right is in cash or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the independent right.

Adjustment Provisions

      If there is any change in the stock subject to the 1993 Plan or subject to any Stock Award granted under the 1993 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1993 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

Effect Of Certain Corporate Events

      The 1993 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 1993 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the 1993 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised may, at the discretion of the Board of Directors, be accelerated and the Stock Awards terminated if not exercised during such time. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment And Termination

      The Board may suspend or terminate the 1993 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1993 Plan will terminate on March 28, 2003.

      The Board may also amend the 1993 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the 1993 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1993 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Restrictions On Transfer

      Under the 1993 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the nonstatutory stock option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

Federal Income Tax Information

      Incentive Stock Options. Incentive stock options under the 1993 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under Section 422 of the Code.

      There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

      If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options. Nonstatutory stock options granted under the 1993 Plan generally have the following federal income tax consequences:

      There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the 1993 Plan generally have the following federal income tax consequences:

      Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on how long the stock was held. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

      Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

      Potential Limitation on Company Deductions. Code Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the 1993 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders. Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors;" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and
(iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 3

            APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

      In November 1995, the Board of Directors (the "Board") adopted, and the stockholders subsequently approved, the Company's Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to qualify under Section 423(b) of the Internal Revenue Code of 1996, as amended (the "Code"). As a result of a series of amendments adopted by the Board and approved by the Stockholders, there are 900,000 shares of the Company's Common Stock authorized for issuance under the Purchase Plan.

      In February 2000, the Board voted to amend this Purchase Plan, subject to stockholder approval, to increase the number of shares reserved for issuance under the Purchase Plan by 250,000 from 900,000 to 1,150,000 shares and to add an evergreen provision to allow for the automatic increase in the number of shares of Common Stock authorized for issuance under the Purchase Plan by the least of 2% of the outstanding shares of common stock (on a fully diluted basis) on each January 1, 500,000 shares of common stock, or an amount determined by the Board. This automatic increase will be in effect for ten (10) years, commencing on January 1, 2001 and ending on (and including) January 1, 2010.

      During the last fiscal year, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Mark S. Garrett 885 shares at $15.60 per share, Howard I. Shao 885 shares at $15.60 per share, all executive officers as a group (including Garrett and Shao), 2,124 shares at $16.31 per share, and all employees (excluding executive officers) as a group 173,664 shares at $15.82 per share.

      As of December 31, 1999, purchase rights (net of canceled or expired purchase rights) covering an aggregate of 360,479 shares of the Company's Common Stock had been granted under the Purchase Plan. Only 539,521 shares of Common Stock remained available for future grant under the Purchase Plan.

      Stockholders are requested in this Proposal 3 to approve the Purchase Plan as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Brokers non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

      The essential features of the Purchase Plan are outlined below:

Purpose

      The Purchase Plan was adopted to provide a means by which employees of the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. Under the Purchase Plan, the Board may provide for the grant of rights to purchase Common Stock of the Company to eligible employees (a "Plan Offering") on a date or dates to be selected by the Board.

Administration

      The Purchase Plan is administered by the Board. The Board has the power to construe and interpret the Purchase Plan and, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock will be granted and the provisions of each offering of such rights. The Board is authorized to delegate administration of the Purchase Plan to a committee composed of not less than two members of the Board. As of the date hereof, the Board of Directors has delegated administration to the Compensation Committee of Board of Directors.

Offerings

      The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The length of an offering is determined by the Board prior to the commencement of the offering, but under the terms of the Purchase Plan the length of an offering may not exceed 27 months from the first day of the offering. An offering may be broken up into shorter purchase periods or may consist of a single purchase period. The current offering began on August 2, 1999 and is scheduled to end on July 31, 2001. The current offering is scheduled to consist of four purchase periods of approximately six months each with purchase dates for stock subject to rights granted under the offering scheduled to occur on the last day of each January and July. However, the current offering also provides that if on any purchase date the fair market value of the Common Stock is less than it was on the beginning of such offering, the day after such purchase date will become the new offering date for that offering and the offering that would have continued in effect shall terminate.

Eligibility

      Rights to purchase stock may be granted under the Purchase Plan only to employees of the Company and its affiliates who have been employed by the Company or its affiliates for such continuous period preceding such grant as the Board may require (which period shall not be greater than 2 years) and whose customary employment with the Company or its affiliate is at least 20 hours per week and at least five months per calendar year, unless otherwise determined by the Board. The Board may provide that if an employee becomes eligible to participate in the Purchase Plan during the course of an offering, the employee may receive rights under that offering. Such rights shall have the same characteristics as any rights originally granted under that offering, except that (i) the offering date shall be the date such rights are granted, (ii) the purchase period for such rights shall begin on the offering date and end coincident with the end of such offering, and (iii) the Board may provide that if such person first becomes an eligible employee within a specified period of time before the end of the purchase period, he or she will not receive any right under that offering.

      An eligible employee may be granted rights under the Purchase Plan only if such rights, together with any other rights granted under all such employee stock purchase plans of the Company or any affiliate do not permit such employee's rights to purchase stock of the Company or any affiliate to accrue at a rate which exceeds 10% of the earnings, up to $25,000 of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time. No rights may be granted under the Purchase Plan to any person who, at the time of the grant, owns stock possessing 5% or more of the total combined voting power of the Company or any affiliate of the Company. Officers of the Company shall be eligible to participate in offerings under the Purchase Plan, provided, however, that the Board may exclude employees who qualify as "highly compensated" under the Code from participating in offerings.

Rights; Purchase Price

      On each offering date, each eligible employee shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board not exceeding 10% of such employee's earnings during the offering period. In connection with each offering, the Board may specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees. If an offering contains more than one purchase date, the Board may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given purchase date under the offering. If the aggregate purchase of shares upon exercise of rights granted under the offering would exceed any such maximum aggregate number, the Board will make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as the Board shall deem to be equitable.

      The purchase price of stock acquired pursuant to rights granted under the Purchase Plan will not be less than the lesser of (i) an amount equal to 85% of the fair market value of the stock on the offering date or (ii) an amount equal to 85% of the fair market value of the stock on the purchase date.

Transferability

      Rights granted under the Purchase Plan are nontransferable and may be exercised only by the person to whom such rights are granted.

Exercise

      On each purchase date, a participant's accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the offering, at the purchase price specified in the offering. No fractional shares will be issued upon the exercise of rights granted under the Purchase Plan. Any accumulated payroll earnings remaining in a participant's account after the purchase of the number of whole shares purchasable at the purchase price specified in the offering in an amount less than is required to purchase one whole share will be held in the participant's account for the purchase of shares under the next offering under the Purchase Plan, unless the participant withdraws from the next offering or is no longer eligible to be granted rights under the Purchase Plan, in which case such amount shall be distributed to the participant without interest. Any accumulated payroll deductions remaining in a participant's account after such purchase in an amount greater than that required to purchase one share shall be distributed to the participant without interest. Any accumulated payroll deductions remaining in a participant's account after the purchase of shares on the final exercise date of an offering shall be distributed to the participant after such purchase date, without interest.

Participation; Withdrawal; Termination

      An eligible employee may become a participant in an offering by delivering a participation agreement to the Company authorizing payroll deductions of up to the maximum percentage of such employee's earnings during the offering as specified by the Board. Payroll deductions made for a participant shall be credited to an account for such participant under the Purchase Plan and deposited with the general funds of the Company. A participant may reduce, increase or begin payroll deductions after the beginning of any purchase period only as provided for in the offering. A participant may make additional payments into his or her account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

      A participant may terminate payroll deductions under the Purchase Plan and withdraw from an offering at any time by delivering to the Company a notice of withdrawal. Upon such withdrawal, the Company will distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent such deductions have been used to acquire stock for the participant) under the offering, without interest, and the participant's interest in that offering will be automatically terminated. Such withdrawal will have no effect upon such participant's eligibility to participate in any other offerings under the Purchase Plan, but the participant will be required to deliver a new participation agreement in order to participate in subsequent offerings.

      Rights granted under the Purchase Plan will terminate immediately upon cessation of a participant's employment, and the Company shall distribute to such employee all of his or her accumulated payroll deductions (reduced to the extent such deductions have been used to acquire stock for the terminated employee) without interest.

Adjustment Provisions

      If there is any change in the stock subject to the Purchase Plan or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or otherwise), the Purchase Plan and rights outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Purchase Plan and the class, number of shares and price per share of stock subject to such outstanding rights.

      In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then under the Purchase Plan the successor corporation may assume such outstanding rights or substitute similar rights, such rights may continue in full force and effect or participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participant's rights under the ongoing offering terminated.

Duration, Amendment and Termination

      The Board may suspend or terminate the Purchase Plan without stockholder approval or ratification at any time or from time to time.

      The Board may also amend the Purchase Plan at any time or from time to time. However, no amendment shall be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for rights; (ii) modify the provisions as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Purchase Plan to satisfy the requirements of Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"); or (iii) modify the Purchase Plan in any other way if such modification requires stockholder approval in order for the Purchase Plan to satisfy the requirements of Section 423(d) of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act.

Federal Income Tax Information

      Participation in the Purchase Plan is intended to qualify for the favorable federal tax treatment accorded employee stock purchase plans under
Section 423 of the Code. Under these provisions, a participant will be taxed on amounts withheld as if actually received, but, except for this, no income will be taxable to a participant until disposition of the shares acquired.

      If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a capital gain or loss.

      If the stock is sold or disposed of before the expiration of either of the holding periods described above, the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.

      Any capital gain or loss realized by a participant upon the disposition of stock acquired under the Purchase Plan will be long-term or short-term depending on how long the stock has been held.

      There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction for amounts taxed as ordinary income to a participant upon disposition by a participant of stock before the expiration of the holding periods described above (subject to the requirement of reasonableness and perhaps, in the future, the satisfaction of a tax withholding obligation).

                                   PROPOSAL 4

                          APPROVAL OF 1995 NON-EMPLOYEE
                    DIRECTORS' STOCK OPTION PLAN, AS AMENDED

      In November 1995, the Company adopted the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for non-discretionary grants of options which are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). In 1997, the Board of Directors adopted, and the stockholders subsequently approved, the increase in the number of shares of Common Stock authorized for issuance under the Directors' Plan by 100,000 shares to a total of 250,000 shares.

      In February 2000, the Board of Directors voted to amend the Directors' Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan by 100,000 to 350,000 shares.

      Stockholders are requested in this Proposal 4 to approve the amendment to the Director's Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 4

The essential features of the Directors' Plan, as amended, are outlined below:

Purpose

      The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

Administration

      The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

      The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

Eligibility

      The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Five of the Company's six current directors are eligible to participate in the Directors' Plan.

Terms Of Options

Each option under the Directors' Plan is subject to the following terms and conditions:

      Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. Each Non-Employee Director is automatically granted an option to purchase 20,000 shares of Common Stock upon becoming a member of the Board of Directors. Each Non-Employee Director is automatically granted an option to purchase 7,500 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) on June 30 of each year, provided such person has continuously served as a Non-Employee Director for at least six months prior to such date.

      Option Exercise. An option granted under the Directors' Plan will vest immediately upon grant as to one-third of the shares underlying the option; the remaining shares will vest in two equal annual installments on the anniversary of the date of grant, provided that the optionee has continuously served until such vesting date as a Non-Employee Director or employee of or a consultant to the Company.

      Exercise Price; Payment. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted. The exercise price of options granted under the Directors' Plan must be paid with cash at the time the option is exercised.

      Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution (unless otherwise specified in the option, in which case the option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order). In any case, a Non- Employee Director may designate in writing a third party who may exercise the option in the event of his or her death. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative.

      No option granted under the Directors' Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

      Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

Adjustment Provision

      If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

Effect Of Certain Corporate Events

      In the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment And Termination

      The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or a Nasdaq Stock Market or securities exchange listing requirement. Unless sooner terminated, the Directors' Plan shall terminate in November 2005.

Certain Federal Income Tax Information

      Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

      The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

      Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

                                   PROPOSAL 5

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen has audited the Company's financial statements since October 22, 1999. Prior to that time, PricewaterhouseCoopers LLP audited the Company's financial statements, but they resigned pursuant to a Form 8-K filed with the SEC on October 1, 1999 due to a possible conflict of interest created when the Company announced a strategic alliance with PricewaterhouseCoopers LLP on September 29, 1999. Representatives of Arthur Anderson are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Arthur Andersen as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table and serving as an executive officer of the Company as of December 31, 1999; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                       Beneficial Ownership(1)
                                                                     --------------------------
                                                                                     Percent of
Beneficial Owner                                                     Number of Share   Total
------------------------------------------------------------------------------------ ----------
Capital Research & Management Co.(2) .............................      1,075,000       6.38%

   333 So. Hope St ...............................................

   Los Angeles, CA 90071

Jeffrey A. Miller(3) .............................................        832,451       4.94%
   c/o Documentum, Inc. ..........................................
   6801 Koll Center Parkway
   Pleasanton, CA 94566

Howard I. Shao(4) ................................................        218,756       1.30%

Thomas Heydler(5) ................................................        152,903          *

Robert V. Adams(6) ...............................................        108,419          *

Burnes S. Hollyman(7) ............................................         89,166          *

Edward J. Zander(8) ..............................................         47,500          *

Geoffrey A. Moore(9) .............................................         25,834          *

Gary Banks(10) ...................................................         16,667          *

Michael Pehl(11) .................................................         10,000          *

Russell Harris ...................................................              0          *

All directors and executive officers ..as a group (10 persons)(12)      1,501,696       8.92%

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,839,773 shares outstanding on December 31, 1999 adjusted as required by rules promulgated by the SEC.
(2) Based solely on information obtained from a filing made on Schedule 13G with the SEC.
(3) Includes (i) 559,484 shares held by Jeffrey Miller and Karen Miller, as Co-trustees of the Miller Living Trust dated July 7, 1985; (ii) 6,300 shares held by the Miller Children's Trust I and (iii) 266,667 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999. Mr. Miller disclaims beneficial ownership of the shares held by the Miller Children's Trust I.
(4) Includes (i) 10,600 shares held by Mr. Shao's children, and (ii) 98,957 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(5) Includes 152,903 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(6) Includes 20,833 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(7) Includes 89,166 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(8) Includes (i) 10,000 shares held by the Edward and Mona Zander Living Trust U/A 4/19/93 and (ii) 37,500 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(9) Includes 25,834 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(10) Includes 16,667 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

(11) Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.
(12) Includes 718,527 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

      Commencing October 1, 1999, Board members will receive $15,000 per year plus an additional $1,200 per Board meeting, to be paid quarterly. Such payments will be pro-rated based on the number of months of service of each Board member. Compensation Committee and Audit Committee members will receive $4,000 per year to be paid quarterly. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

      Each Non-Employee Director of the Company also receives stock option grants under the Directors' Plan. During the last fiscal year, the Company granted options covering 7,500 shares to each continuing Non-Employee Director of the Company, at an exercise price per share of $13.06, and options to purchase 20,000 shares were granted at an exercise price of $15.75 per share to Gary Banks when he became a director of the corporation. The fair market value of such Common Stock on the date of grant was $13.06 per share and $15.75 per share (based on closing sales prices reported in the Nasdaq National Market System for the dates of grant). As of December 31, 1999, 53,335 options had been exercised under the Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

           The following table shows for the fiscal years ended December 31, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other four most highly compensated executive officers at December 31, 1999 and one former executive officer who departed from the Company during Fiscal Year 1999 (the "Named Executive Officers"):


                                                                              Long Term
                                                                            Compensation
                                                                            ------------
                                          Annual Compensation                  Awards
                                 ---------------------------------------   ------------------   ---------------
Name and Principal                                                             Securities          All Other
Position                         Year         Salary($)         Bonus($)   Underlying Options   Compensation($)
----------------------------     ----         --------          --------   ------------------   ---------------
Jeffrey A. Miller                1999         $300,000          $460,100        100,000          $     --
President and Chief              1998          275,000           121,251        300,000( 1)            --
Executive Officer                1997          250,000           210,000        300,000             1,252

Mark S. Garrett (2)              1999          219,295            64,100         50,000                --
Vice President, Chief            1998          195,000            78,151        150,000(1)             --
Financial Officer and            1997          166,186            90,000        150,000               576
Secretary

Russell A. Harris (3)            1999           92,350           145,900        170,000                --
Executive Vice President,        1998               --                --             --                --
Worldwide Field                  1997               --                --             --                --
Operations

Thomas Heydler                   1999          250,000           167,800         50,943            94,320(4)
Vice President and               1998          214,959           183,254        195,000(1)        423,415(5)
General Manager,                 1997          218,800            38,246         70,000             6,119
eBusiness Applications

Burnes S. Hollyman               1999          275,000            87,600         40,000            45,834(6)
Vice President,                  1998          275,000            77,105        100,000(1)         63,559(7)
Worldwide Consulting             1997           22,916            50,000        100,000             4,167
Services

Howard I. Shao                   1999          235,000           154,450         40,000                --
Executive Vice President         1998          200,000            55,751         90,000(1)             --
and Chief Technology Officer     1997          155,000            64,500         90,000               543

(1)   Consists of repriced stock options.

(2)   Mr. Garrett resigned from the Company in November 1999.
(3)   Mr. Harris joined the company in July 1999.
(4) Includes a car allowance of $24,000, a housing allowance of $46,320 and a cost of living allowance of $24,000.
(5) Includes a relocation payment of $40,185, a loan amount of $340,000, a car allowance of $11,000, a housing allowance of $21,230 and a cost of living allowance of $11,000.
(6)   Consists of a cost of living adjustment.
(7) Includes a relocation payment of $13,559 and a cost of living allowance of $50,000.

                        STOCK OPTION GRANTS AND EXERCISES

      The Company grants options to its executive officers under its 1993 Equity Incentive Plan (the "1993 Plan"). As of December 31, 1999, options to purchase a total of 1,209,551shares were outstanding under the 1993 Plan and options to purchase 1,556,708 shares remained available for grant thereunder. The terms of the 1993 Plan are described in Proposal 2.

      The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                           Individual Grants
                     ------------------------------------------------------------------------------------------
                                                                                  Potential Realizable Value at
                                                                                  Assumed Annual Rates of Stock
                                                                                  Price Appreciation For Option
                                                                                             Term(2)
                                                                                  -----------------------------
                      Number of      Percentage of
                     Securities      Total Options
                     Underlying        Granted to
                       Options        Employees in     Exercise    Expiration
Name                 Granted(#)      Fiscal Year(1)      Price       Date             5%               10%
------------------   -----------     --------------    --------    ----------      ---------       ----------
Jeffrey A. Miller     100,000(3)           3.36%         $12.563    04/14/09        $790,080       $2,002,219
Mark S. Garrett        50,000(3)           1.68           12.563    04/14/09         395,040        1,001,109
Russell A. Harris     170,000(4)           5.71           16.000    07/26/09       1,710,593        4,334,980
Thomas Heydler        50,9439(3)           1.71           12.563    04/14/09         402,491        1,019,990
Burnes S. Hollyman     40,000(3)           1.34           12.563    04/14/09         316,032          800,887
Howard I. Shao         40,000(3)           1.34           12.563    04/04/09         316,032          800,887

(1) Based on an aggregate of 2,977,513 shares subject to options granted to employees in the fiscal year ended December 31, 1999.

(2) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

(3) Options have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Options will vest at the rate of 100% on the second anniversary of the date of grant or earlier upon the Company achieving certain financial milestones.

(4) Options have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Options vest at the rate of 25% on the first anniversary of the date of grant and 1/48th at the end of each calendar month thereafter for 36 months.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR,
                           AND YEAR-END OPTION VALUES

                                                            Number of          Number of
                                                           Securities         Securities           Value of          Value of
                                                           Underlying         Underlying         Unexercised        Unexercised
                                                           Unexercised        Unexercised        In-the-Money      In-the-Money
                                                           Options at         Options at          Options at        Options at
                                                          December 31,       December 31,        December 31,      December 31,
                     Shares Acquired   Value Realized       1999 (#)           1999 (#)            1999($)            1999($)
Name                 on Exercise (#)        ($)            Exercisable       Unexercisable      Exercisable(3)   Unexercisable(3)
------------------   ---------------   --------------     ------------       -------------      --------------   ---------------
Jeffrey A. Miller               0               $0           258,333            141,667        $10,312,438        $4,993,762
Mark S. Garrett           106,771        1,519,169(2)          1,041                  0             36,695                 0
Russell A. Harris               0                0                 0            170,000                  0         7,458,750
Thomas Heydler              3,000           93,188(2)        146,443             60,000          5,934,137         2,121,516
Burnes S. Hollyman          5,000           47,813(2)         85,000             50,000          3,478,730         1,762,500
Howard I. Shao             45,400          601,753(1)         95,207             34,793          3,838,527         1,226,442

(1) Based on the difference between the deemed fair market value on the date of exercise and the exercise price.

(2) Based on the difference between the sale price on the date of exercise and the exercise price.

(3) Based on the difference between the deemed fair market value on December 31, 1999 ($59.875 per share) and the exercise price.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

      The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is composed of Mr. Pehl and Mr. Zander. The Committee is responsible for: (i) determining the most effective total executive compensation, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies;
(iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

      This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Philosophy

      The goals of the Committee with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

      Base Salary. The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other enterprise software companies. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries within the competitive industry average. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other publicly traded enterprise software companies with capitalizations similar to that of the Company. Based upon such surveys, the Committee has set executive officers' salaries generally in the middle of the range established by comparable smaller companies in the enterprise software industry. After reviewing the salaries for executive officers, the Committee determined that an average increase of $37,000 per year was appropriate.

      Bonus. The Company has adopted a formal bonus program. Cash bonus awards are designed to award executives for exemplary individual performance in assisting the Company to achieve its annual and long-term goals. It is the Committee's philosophy that bonuses when combined with salaries create total compensation which is competitive with other similar enterprise software companies. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1999, these goals included certain quarterly and annual financial performance goals, improving market leadership position in the U.S. and internationally, expanding strategic vertical markets, sustaining and improving customer satisfaction levels, developing additional products and differentiating the Company's technology, and building the Company's infrastructure to support sales and marketing efforts. Based on the Company's performance in fiscal 1999 and the Committee's review of the achievement of these goals, the Committee awarded bonuses of between approximately 25% and 65% of base pay to all executive officers.

      Equity Compensation. The 1993 Equity Incentive Plan and the Employee Stock Purchase Plan offered by the Company have been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a key goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to participate in the financial gain from Company stock price increases, thereby aligning the interests of stockholders, executives and employees. Executives are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's 1993 Equity

Incentive Plan. Options granted to executive officers and employees generally have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, vest over four years and expire ten years from the date of grant.

      As the base salaries for executive officers of the Company are in the middle of the range for comparable software companies, the Company has used stock options as a key incentive to attract and motivate its executive officers. Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. The Committee granted a total of 350,943 shares to 4 executive officers in 1999. In granting new options, the Committee considered prior option grants and the need to retain and motivate executive officers.

      Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Company's 1993 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and thus deductible by the Company.

CEO Compensation

      The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for Jeffrey Miller, the Company's President and Chief Executive Officer. Mr. Miller's base salary is determined based on comparisons with other public enterprise software companies as described above and is set in the middle of the range established by those companies. As a result of such analysis, Mr. Miller's base salary was increased in 1999 from his 1998 base salary. In addition, the Company achieved virtually all of its corporate objectives during 1999, and the Committee concluded that Mr. Miller's contributions were a significant factor in achieving these objectives. For 1999, the Committee awarded Mr. Miller a bonus of approximately 150% of his base salary. In deciding whether to award additional stock options, the Committee considers the other components of Mr. Miller's compensation package and the number of outstanding unvested options currently held. Mr. Miller was granted options to purchase 100,000 shares in 1999 As described above, in determining where Mr. Miller's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other software companies surveyed by the Company, Mr. Miller's salary, bonus and stock options are in the middle of the range.

Conclusion

      The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other leading software companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company. The Committee remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                    COMPENSATION COMMITTEE

PERFORMANCE MEASUREMENT COMPARISON(1)

      The following graph shows the total stockholder return of an investment of $100 in cash on February 6, 1996 (the date of the Company's initial public offering of Common Stock) for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index and (iii) the Morgan Stanley High Technology 35 Index ("MSH 35"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 1999:

             Comparison of Total Cumulative Return on Investment(1)


                                        /s/ [ILLEGIBLE]

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

      On April 1, 1996, the Company entered into a Services Partner Agreement with Xerox (the "Services Partner Agreement") under which the Company granted Xerox a worldwide, non-exclusive license to market, promote and sublicense the Licensed Software, as that term is defined in the Services Partner Agreement, but only in conjunction with providing value-added services. The initial term expired on April 1, 1997 but automatically renewed for successive one year periods unless either party notifies the other in writing at least 60 days prior to the expiration of the then current term of its intent not to extend the Services Partner Agreement.

      In May 1998, Thomas Heydler, who serves as Vice President and General Manager, eBusiness Applications of the Company, issued a promissory note to the Company in the amount of $340,000 in connection with obtaining a loan from the Company for the purpose of paying a down payment on a home. The promissory note accrues interest of 6.25% per annum. As of December 31, 1999, the entire principle and interest thereon was outstanding under the note.

                               Performance Graph

  [The following table was depicted as a line graph in the printed material.]

           ----------------------------------------------------------------------------------------------------------
            2/6/96        3/31/96       6/30/96     9/30/96      12/31/96        3/31/97       6/30/97        9/30/97
           ----------------------------------------------------------------------------------------------------------
DCTM            24          35.25          30.5       31.75         33.75           18.5        24.875          33.25
NASDAQ     347.303        361.754        391.22      405.21       425.193        402.132        475.81        556.292
MSH 35      341.22          316.5        325.04      352.54        383.04          354.6        426.23          520.4

DCTM           100        146.875      127.0833    132.2917       140.625       77.08333      103.6458       138.5417
NASDAQ         100       104.1609      112.6452    116.6733      122.4271       115.7871      137.0014       160.1748
MSH 35         100       92.75541      95.25819    103.3175       112.256       103.9212      124.9135       152.5116

           ------------------------------------------------------------------------------------------------------------------------
            12/31/97      3/31/98     6/30/98     9/30/98      12/31/98        3/31/99        6/30/99       9/30/99       12/31/99
           ------------------------------------------------------------------------------------------------------------------------
DCTM          42.125       54.125          48      39.625       53.4375         17.313         13.063        21.625         59.875
NASDAQ       520.964      609.718     626.443     565.288       734.576        823.307        900.872       922.711        1359.43
MSH 35        447.52       542.48       595.8      573.78        874.47        1020.45        1159.24       1231.66        1841.55

DCTM        175.5208      225.521         200    165.1042      222.6563        72.1375       54.42917      90.10417       249.4792
NASDAQ      150.0027      175.558     180.374    162.7651      211.5087       237.0573       259.3908       265.679       391.4248
MSH 35      131.1529      158.982     174.609    168.1554      256.2775       299.0593       339.7339      360.9577       539.6958

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        [FACSIMILE SIGNATURE]


                                        /s/ Mark Tanoury
                                        Mark Tanoury
                                        Secretary

April 20, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999 is available without charge upon written request to: Corporate Secretary, Documentum, Inc., 6801 Koll Center Parkway, Pleasanton, California 94566.

                                  DETACH HERE

                                     PROXY

                                DOCUMENTUM, INC.

                            9801 Koll Center Parkway
                              Pleasanton, CA 94566

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints Jeffrey A. Miller and Mark Tanoury, or either of them, proxies, with full power of substitution, to vote all shares of Common Stock of Documentum, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company, 6801 Koll Center Parkway, Pleasanton, CA 94566 on Thursday, May 25, 2000 at 10:00 a.m., local time, and at any adjournment thereof, for the following purposes set forth on the reverse side.

-----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE

|X| Please mark
    votes as in
    this example

1. To elect two directors to hold office until 2003 Annual Meeting of Stockholders

            Nominees: (01) Michael Pehl and (02) Edward J. Zander

                         FOR            WITHHELD
                         |_|              |_|

                                                       MARK HERE
                                                      IF THE PLAN      |_|
                                                       TO ATTEND
                                                      THE MEETING

                                                       MARK HERE
                                                      FOR ADDRESS      |_|
                                                      CHANGED AND
                                                      NOTE BELOW

      |_| ______________________________________
          For all nominees except as noted above

2. To approve the Company's 1993 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares.

                         FOR     AGAINST     ABSTAIN
                         |_|       |_|         |_|

3. To approve the Company's Employee Stock Purcahse Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 250,000 shares and to add provisions to automatically increase the number of shares reserved under such plan on an annual basis.

                         FOR     AGAINST     ABSTAIN
                         |_|       |_|         |_|

4. To approve the Company's 1995 Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

                         FOR     AGAINST     ABSTAIN
                         |_|       |_|         |_|

5. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for its fiscal year ending December 31, 2000.

                         FOR     AGAINST     ABSTAIN
                         |_|       |_|         |_|

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.


Signature: ___________________________________   Date: _________________________


Signature: ___________________________________   Date: _________________________